Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCCF) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 127	(212) 355-4449 ext. 103
asiegel@joelefrank.com	apalash@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FISCAL FIRST QUARTER 2009 FINANCIAL RESULTS

ROANOKE, VA, March 16, 2009 — Optical Cable Corporation (Nasdaq GM: OCCF) today announced financial results for its fiscal first quarter ended January 31, 2009.

First Quarter 2009 Financial Results

Consolidated net sales for the first quarter of fiscal 2009 increased 18.1% to $15.0 million compared to net sales of $12.7 million for the comparable period last year. The sale of products historically sold by SMP Data Communications, acquired by Optical Cable on May 30, 2008, added $3.8 million to the Company’s consolidated net sales during the first fiscal quarter of 2009.

Gross profit decreased 10.2% to $4.8 million in the first quarter of fiscal 2009, compared to $5.3 million in the first quarter of fiscal 2008. Gross profit margin for the first quarter of fiscal 2009 decreased to 32.0% compared to 42.1% for the first quarter of fiscal 2008. The gross profit margin associated with the sale of connectivity products was 19.8% for the first quarter of fiscal year 2009, and the gross profit margin associated with fiber optic cable sales was 36.2%. This is consistent with the fact that Optical Cable’s fiber optic cable products have historically had higher margins than those of the connectivity products now sold by Optical Cable as a result of the Company’s acquisition of SMP Data Communications.

Optical Cable Corp. – First Quarter 2009 Earnings Release

Optical Cable recorded a net loss of $742,000, or $0.12 per basic and diluted share, for the first quarter of fiscal year 2009, compared to net income of $862,000, or $0.14 per basic and diluted share, for the same period last year. The Company’s results were negatively impacted by additional integration costs associated with the acquisition of SMP Data Communications, as well as pressure on gross profit margins due to softer volumes.

Management’s Comments

“We are pleased with our solid net sales results given the current global economic downturn. We believe our sales strength demonstrates that our markets are responding favorably to our expanded product offerings and our enhanced ability to provide more complete cabling and connectivity solutions,” stated Mr. Neil Wilkin, President and CEO of Optical Cable Corporation.

“Importantly, we ended the first quarter with positive cash flow and a strong balance sheet, despite our first quarter loss. Optical Cable is financially and strategically well-positioned, and we will continue to focus on growing sales and controlling expenses. We are confident that as the economic environment improves, our financial results will reflect the benefits of our strategy and our strong position in our markets,” stated Mr. Wilkin.

Company Information

Optical Cable Corporation is a leading manufacturer of a broad range of fiber optic and copper data communications cabling and connectivity solutions primarily for the enterprise market, offering an integrated suite of high quality, warranted products which operate as a system solution or seamlessly integrate with other providers’ offerings. The Company’s product offerings include designs for uses ranging from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining and broadcast applications. Optical Cable Corporation products include fiber optic cable, copper and fiber optic connectors, copper and fiber optic patch cords, racks, cabinets, datacom enclosures, patch panels, face plates, multi-media boxes and cable and connectivity management accessories, and are designed to meet the most demanding needs of end-users, delivering a high degree of reliability and outstanding performance characteristics.

Optical Cable Corporation is internationally recognized for pioneering the design and production of fiber optic cables for the most demanding military field applications, as well as of fiber optic cables suitable for both indoor and outdoor use, and creating a broad product offering built on the evolution of these fundamental technologies. With the acquisition of SMP Data Communications in May 2008, the Company also is now internationally recognized for its role in establishing copper connectivity data communications standards, through its innovative and patented technologies.

Founded in 1983, Optical Cable Corporation is headquartered in Roanoke, Virginia with offices and manufacturing and warehouse facilities located both in Roanoke, Virginia and near Asheville, North Carolina. The Company primarily manufactures its high quality fiber optic cables at its ISO 9001:2008 registered and MIL-STD-790F certified facility located in Roanoke, Virginia and its high quality connectivity products at its ISO 9001:2000 registered facility located near Asheville, North Carolina.

Optical Cable Corp. – First Quarter 2009 Earnings Release

Further information about Optical Cable Corporation is available on the Internet at www.occfiber.com and www.smpdata.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning the Company’s outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to risks and uncertainties that may cause actual events to differ materially from the Company’s expectations. Factors that could cause or contribute to such differences include, but are not limited to: the level of sales to key customers, including distributors; timing of certain projects and purchases by key customers; the economic conditions affecting network service providers; corporate and/or government spending on information technology; actions by competitors; fluctuations in the price of raw materials (including optical fiber, copper, gold and other precious metals, and plastics and other materials affected by petroleum product pricing); fluctuations in transportation costs; the Company’s dependence on customized equipment for the manufacture of its products and a limited number of production facilities; the Company’s ability to protect its proprietary manufacturing technology; the Company’s ability to replace royalty income as existing patented and licensed products expire by developing and licensing new products; market conditions influencing prices or pricing; the Company’s dependence on a limited number of suppliers; the loss of or conflict with one or more key suppliers or customers; an adverse outcome in litigation, claims and other actions, and potential litigation, claims and other actions against the Company; an adverse outcome in regulatory reviews and audits and potential regulatory reviews and audits; adverse changes in state tax laws and/or positions taken by state taxing authorities affecting the Company; technological changes and introductions of new competing products; changes in end-user preferences for competing technologies, relative to the Company’s product offering; economic conditions that affect the telecommunications sector, certain technology sectors or the economy as a whole; changes in demand of our products from certain competitors for which we provide private label connectivity products; terrorist attacks or acts of war, and any current or potential future military conflicts; changes in the level of military spending by the United States government; ability to retain key personnel; inability to recruit needed personnel; poor labor relations; the inability to successfully integrate the operations of the Company’s new subsidiaries; the impact of changes in accounting policies, including those by the Securities and Exchange Commission and the Public Company Accounting Oversight Board; the Company’s ability to continue to successfully comply with, and the cost of compliance with, the provisions of Section 404 of the Sarbanes-Oxley Act of 2002 or any revisions to that act which apply to the Company; impact of future consolidation among competitors and/or among customers adversely affecting the Company’s position with its customers and/or its market position; actions by customers adversely affecting the Company in reaction to the expansion of its product offering in any

Optical Cable Corp. – First Quarter 2009 Earnings Release

manner, including, but not limited to, by offering products that compete with its customers, and/or by entering into alliances with, making investments in or with, and/or acquiring parties that compete with and/or have conflicts with customers of the Company; impact of weather or natural disasters in the areas of the world in which the Company operates and markets its products; economic downturns and/or changes in market demand, exchange rates, productivity, or market and economic conditions in the areas of the world in which the Company operates and markets its products, and the Company’s success in managing the risks involved in the foregoing. The Company cautions readers that the foregoing list of important factors is not exclusive and the Company incorporates by reference those factors included in current reports on Form 8-K.

(Financial Tables Follow)

Optical Cable Corp. – First Quarter 2009 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended January 31,
	2009	2008
Net sales	$14,958	$12,661
Cost of goods sold	10,170	7,329

Gross profit	4,788	5,332

SG&A expenses	5,810	3,989
Royalty income, net	(162)	—
Amortization of intangible assets	210	—

Income (loss) from operations	(1,070)	1,343

Interest income (expense), net	(166)	40
Other, net	24	(14)

Other income (expense), net	(142)	26

Income (loss) before income taxes	(1,212)	1,369

Income tax expense (benefit)	(470)	507

Net income (loss)	$(742)	$862

Net income (loss) per share:
Basic and diluted	$(0.12)	$0.14

Weighted average shares outstanding:
Basic and diluted	6,131	6,090

—MORE—

Optical Cable Corp. – First Quarter 2009 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	January 31, 2009	October 31, 2008
Cash and cash equivalents	$4,568	$3,910
Trade accounts receivable, net	10,062	12,035
Inventories	13,015	13,022
Other current assets	3,147	2,956

Total current assets	30,792	31,923
Non-current assets	22,384	22,914

Total assets	$53,176	$54,837

Current liabilities	$7,508	$8,158
Non-current liabilities	11,724	11,847

Total liabilities	19,232	20,005
Total shareholders’ equity	33,944	34,832

Total liabilities and shareholders’ equity	$53,176	$54,837

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